                                                                     Exhibit 2.2

                            ASSET PURCHASE AGREEMENT

                              DATED MARCH 16, 2002

                                 BY AND BETWEEN

                    ENHANCE PHARMACEUTICALS, INC., AS SELLER,

                                       AND

                      BARR LABORATORIES, INC., AS PURCHASER

                                Table of Contents
                                -----------------

                                                                           Page
                                                                           ----
ARTICLE I PURCHASE AND SALE, PURCHASE PRICE, CERTAIN PURCHASE PRICE ADJUSTMENTS ASSUMED LIABILITIES, RETAINED ASSETS, TAX PAYMENTS,
           AND ALLOCATION FOR TAX PURPOSES...................................1
  1.1   Purchase and Sale of the Purchased Assets............................1
  1.2   Payment of the Purchase Price........................................1
  1.3   Assumed Liabilities..................................................2
  1.4   Retained Assets......................................................3
  1.5   Prorations...........................................................3
  1.6   Transfer Tax Payments................................................3
ARTICLE II DEFINITIONS.......................................................4
  2.1   General..............................................................4
  2.2   Definitions..........................................................4
  2.3   Interpretation......................................................11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER........................11
  3.1   Status of Seller; Enforceability; Conflicts; Consents...............11
  3.2   Ownership of Seller.................................................12
  3.3   Financial Statements................................................13
  3.4   Undisclosed Liabilities.............................................13
  3.5   Title to Properties.................................................13
  3.6   Real Property.......................................................13
  3.7   Equipment and Improvements..........................................14
  3.8   No Commitments......................................................14
  3.9   Continued Use of Real Property......................................14
  3.10  Real Estate and Personal Property Taxes; Assessments................14
  3.11  Inventory...........................................................14
  3.12  Accounts Receivable.................................................14
  3.13  Contracts...........................................................15
  3.14  Equity Interests....................................................15
  3.15  Intellectual Property...............................................15
  3.16  Required Assets; Sufficiency of Assets..............................16
  3.17  Suppliers...........................................................16
  3.18  Personnel Identification and Compensation...........................16
  3.19  Existing Employment Related Contracts...............................16
  3.20  Compliance with Laws................................................16
  3.21  Litigation..........................................................17
  3.22  Environmental.......................................................17
  3.23  Employee Benefit Plans..............................................19
  3.24  Tax Matters.........................................................19
  3.25  Consents............................................................20
  3.26  Licenses and Permits................................................20
  3.27  Occupational Safety and Health......................................21
  3.28  Insurance...........................................................21
  3.29  Certain Transactions................................................21

                                Table of Contents
                                -----------------
                                   (continued)
                                                                           Page
                                                                           ----
  3.30  Regulatory Compliance...............................................22
  3.31  Conduct of Business Since Most Recent Balance Sheet Date............23
  3.32  Broker's or Consultant's Fees.......................................24
  3.33  Claims Against Insiders.............................................24
  3.34  Disclosure..........................................................24
  3.35  No Other Representations and Warranties.............................24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER......................24
  4.1   Status of Purchaser.................................................24
  4.2   Authority of Purchaser..............................................24
  4.3   Due Authorization...................................................25
  4.4   Enforceability......................................................25
  4.5   Consents............................................................25
  4.6   Broker's or Consultant's Fees.......................................25
ARTICLE V PRE-CLOSING COVENANTS.............................................25
  5.1   Ordinary Conduct....................................................25
  5.2   Right of Inspection; Access to Books and Personnel..................27
  5.3   Notification of Material Events.....................................27
  5.4   Supplemental Disclosures............................................27
  5.5   Exclusivity.........................................................28
  5.6   Publicity...........................................................28
  5.7   Preparation of Pre-Closing Estimated Purchase Price Certificate.....28
  5.8   Power of Attorney; Right of Endorsement, Etc........................28
  5.9   Covenants Not to Compete, Solicit or Disparage......................29
  5.10  Post-Closing Confidentiality........................................30
  5.11  Performance of Contracts............................................30
  5.12  Employees...........................................................30
  5.13  Allocation for Tax Purposes.........................................31
  5.14  Mitsubishi Agreement................................................31
  5.15  Administrative Agreement............................................31
  5.16  Assumed Contracts...................................................31
  5.17  The Population Council Agreement....................................31
ARTICLE VI CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS..................32
  6.1   Obligations to be Satisfied on or Prior to Closing Date.............32
  6.2   Procedure for Failure to Satisfy Conditions.........................33
ARTICLE VII CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS....................34
  7.1   Obligations to Be Satisfied on or Prior to Closing Date.............34
  7.2   Procedure for Failure to Satisfy Conditions.........................34
ARTICLE VIII CLOSING........................................................35
  8.1   Time and Place......................................................35
  8.2   Closing Transactions................................................35
  8.3   Deliveries by Seller to Purchaser...................................35
  8.4   Deliveries by Purchaser to Seller...................................36
  8.5   Determination of Final Purchase Price...............................37

                                Table of Contents
                                -----------------
                                   (continued)
                                                                           Page
                                                                           ----
ARTICLE IX OTHER AGREEMENTS.................................................38
  9.1   Further Assurances..................................................38
  9.2   Access to Records After Closing.....................................38
  9.3   Collection of Receivables...........................................38
  9.4   Third Party Consents................................................39
  9.5   Milestone Payments..................................................39
ARTICLE X INDEMNIFICATION...................................................39
  10.1  Survival of Representations, Warranties and Indemnity...............39
  10.2  Indemnification by Seller...........................................39
  10.3  Limits on Indemnification by Seller.................................40
  10.4  Indemnification by Purchaser........................................40
  10.5  Specific Breaches...................................................41
  10.6  Cross-indemnification for Broker's, Consultant's or Finder's Fees...41
  10.7  Procedure for Indemnification.......................................42
  10.8  Payment.............................................................42
  10.9  Limited Recourse against Seller and its shareholders................43
  10.10 Reduction for Insurance and Taxes...................................43
  10.11 Remedies Exclusive..................................................43
  10.12 No Consequential Damages............................................43
  10.13 Escrow..............................................................43
  10.14 Bulk Sales..........................................................44
ARTICLE XI TERMINATION......................................................44
  11.1  Rights to Terminate.................................................44
  11.2  Effects of Termination..............................................44
ARTICLE XII MISCELLANEOUS PROVISIONS........................................45
  12.1  Notices.............................................................45
  12.2  Assignment..........................................................46
  12.3  Benefit of the Agreement............................................46
  12.4  Exhibits and Schedules..............................................46
  12.5  Headings............................................................46
  12.6  Entire Agreement....................................................46
  12.7  Modifications and Waivers...........................................46
  12.8  Counterparts........................................................47
  12.9  Severability........................................................47
  12.10 GOVERNING LAW.......................................................47
  12.11 Expenses............................................................47
  12.12 JURISDICTION; WAIVER OF JURY TRIAL; VENUE...........................47
  12.13 Seller Acknowledgement..............................................48

EXHIBITS

      Exhibit A   Assumption Agreement
      Exhibit B   Retained Assets
      Exhibit C   Capital Expenditures
      Exhibit D   Non-Competition and Non-Solicitation Agreement
      Exhibit E   Escrow Agreement

SCHEDULES

      Schedule 2.2      Assumed Contracts
      Schedule 3.1      Status of Seller
      Schedule 3.2      Ownership
      Schedule 3.5      Title to Properties
      Schedule 3.6      Real Property
      Schedule 3.13     Contracts
      Schedule 3.15     Intellectual Property
      Schedule 3.17     Suppliers
      Schedule 3.18     Personal Identification and Compensation
      Schedule 3.19     Existing Employment Related Contracts
      Schedule 3.21     Litigation
      Schedule 3.22     Environmental
      Schedule 3.23     Employee Benefit Plans
      Schedule 3.25     Consents
      Schedule 3.26     Licenses and Permits
      Schedule 3.27     Occupational Safety and Health
      Schedule 3.28     Insurance
      Schedule 3.29     Certain Transactions
      Schedule 3.30     Regulatory Compliance
      Schedule 3.31     Conduct of Business
      Schedule 5.12     Employees
      Schedule 6.1(d)   Consents to Closing
      Schedule 6.1(k) Individuals Subject to Non-Competition and Non-Solicitation Agreements
      Schedule 6.2      Consents

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is entered into this 16th day of March, 2002, by and between Enhance Pharmaceuticals, Inc., a Delaware corporation ("Seller"), and Barr Laboratories, Inc., a New York corporation
("Purchaser").

                                    RECITALS

      WHEREAS, (A) Seller is engaged in the business of research and development of silicone elastomer and other polymer-based immediate and sustained release products that deliver one or more drug compounds through either a vaginal or sub-dermal route of administration for application in health care (the "Business");

            (B) Seller desires to sell the Business and substantially all of its assets to Purchaser, and Purchaser desires to purchase the Business and substantially all of the assets of Seller; and

            (C) each term defined in this Agreement shall have the meaning ascribed to it in Article II,

      NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I
            PURCHASE AND SALE, PURCHASE PRICE, CERTAIN PURCHASE PRICE
        ADJUSTMENTS ASSUMED LIABILITIES, RETAINED ASSETS, TAX PAYMENTS,
                        AND ALLOCATION FOR TAX PURPOSES


      1.1 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser and Purchaser shall purchase from Seller the Purchased Assets, free and clear of all Liens, claims, options, charges, encumbrances and restrictions of any kind, other than those Liens set forth on
Schedule 3.5 hereto.

      1.2 Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser shall, at the Closing, pay (or in the case of the Assumption Agreement referred to below, execute and deliver) the purchase price for the Purchased Assets (the "Purchase Price") consisting of:

            (a) cash in the amount of Forty-Four Million Dollars ($44,000,000), which amount shall be, subject to the provisions of Section 5.7 and Section 8.5, increased by the amount of the Acquired Working Capital and further increased by the amount of the Unbilled Reimbursable Expenses and decreased by the amount of any Milestone Payments received by

Seller after the date hereof and prior to the Closing, of which Purchaser shall remit (i) Forty-One Million Dollars ($41,000,000) (subject to adjustment for Acquired Working Capital, Unbilled Reimbursable Expenses and Milestone Payments as provided in the immediately preceding clause) to a bank account designated in writing by Seller at least three days prior to the Closing and (ii) the sum of Three Million Dollars ($3,000,000) (the "Escrow Amount") to an escrow agent to be agreed upon at or prior to the Closing by Purchaser and Seller (the "Escrow Agent"); and

            (b) an assumption agreement in the form attached as Exhibit A hereto (the "Assumption Agreement") pursuant to which Purchaser assumes specific liabilities of Seller set forth in Section 1.3(a).

      1.3 Assumed Liabilities.

            (a) Subject to and pursuant to Section 1.5, Purchaser shall, at the Closing, irrevocably and absolutely, assume, agree to perform, and, when due, pay and discharge, only the obligations and liabilities of Seller relating to the Assumed Contracts (excluding any liabilities set forth in Section 1.3(b)), which arise after the Closing Date or are attributable to the period following the Closing Date and only to the extent such obligations and liabilities are not overdue or delinquent on the Closing Date without regard to any grace period and without the incurrence of any increase in amounts due (the "Assumed Liabilities").

            (b) Purchaser shall not assume or pay and Seller shall continue to be responsible for any debt, obligation or liability, of any kind or nature (fixed or contingent, known or unknown) of Seller whether or not relating to the Business, not expressly assumed by Purchaser pursuant to Section 1.3(a) (the "Excluded Liabilities"). Without limiting the foregoing, Purchaser shall not assume:

                  (i) any action, suit or proceeding pending as of the Closing Date notwithstanding the disclosure thereof on the Most Recent Balance Sheet, or any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters, any other similar event occurring on or prior to the Closing Date or, resulting from the conduct of the Business by Seller on or prior to the Closing Date;

                  (ii) any liability of Seller for any Taxes for any periods prior to or subsequent to the Closing whether or not relating to the Business and notwithstanding the disclosure thereof on the Most Recent Balance Sheet;

                  (iii) any obligation or liability arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) caused by products, materials or services invoiced, sold, performed or shipped by Seller or the Business on or prior to the Closing Date;

                  (iv) any obligation or liability arising from product warranty or product liability claims, with respect to products, materials or services invoiced, sold, performed or shipped by Seller or the Business on or prior to the Closing Date; provided, that the obligation or liability does not arise from acts of commission or omission by Purchaser subsequent to the Closing;

                  (v) any obligation or liability related to any actual or alleged violation or liability arising under any Environmental Laws, including, without limitation, any Release or threatened Release of Hazardous Substances, as those terms are defined herein, occurring prior to or, if as a result of Seller's activities, present, or if, not as a result of Seller's activities, to the extent present, on the Closing Date, regardless of whether such obligations or liabilities relate to Seller's ownership or operation of the Purchased Assets, to any predecessor, owner, tenant, occupant or user of the Purchased Assets, or to any other party unrelated to the Purchased Assets, and any Environmental Claims as herein defined, including, without limitation, any matters disclosed by Seller in
      Schedule 3.22 and any matters identified in the Phase I Environmental Site Assessments provided by Seller to Purchaser (the "Environmental Reports");

                  (vi) any obligation or liability of Seller arising from the transactions contemplated by this Agreement, including those (i) relating to the negotiation and preparation of this Agreement and the transactions contemplated herein and (ii) incurred by Seller with respect to its legal counsel, accounting, brokerage and investment advisors fees and expenses;

                  (vii) any obligation or liability arising from or related to the Retained Assets; or

                  (viii) any trade payable or accrued expenses.

      1.4 Retained Assets. Seller shall not sell, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase from Seller the assets, properties, interests and rights of Seller set forth on Exhibit B hereto (the "Retained Assets"), except as provided in Section 5.16.

      1.5 Prorations. All obligations and liabilities assumed by Purchaser under this Agreement, including payments made by Seller with respect to the promissory notes of Seller payable to General Electric Capital Corporation set forth on
Schedule 2.2 ("GE Notes"), shall be prorated as of the close of business on the Closing Date between Purchaser and Seller, whether or not such adjustment would normally be made as of such time. It is the intention of the parties that Seller should operate the Business for its own account pursuant to this Agreement until the close of business on the day immediately prior to the Closing Date, and that Purchaser shall operate the Business, including the Purchased Assets, for its own account from and after the Closing Date. Any overdue or delinquent obligations or liabilities of Seller on the close of business on the day immediately prior to the Closing Date shall not be prorated and shall remain the property of Seller.

      1.6 Transfer Tax Payments. Purchaser shall pay any transfer, sales, purchase, use, value added, excise or similar Tax arising out of the transfer of any of the Purchased Assets to Purchaser.

                                   ARTICLE II
                                   DEFINITIONS

      2.1 General. Each term defined in the first Article of this Agreement and in the Recitals shall have the meaning set forth below whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

      2.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 2.2:

            Administrative Services Agreement. The Administrative Services Agreement dated as of October 26, 2001 by and among FEI Products, Inc., FEI Enterprises, Ltd. and Seller.

            Accounts Receivable. All present and future rights to payment for goods or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by Seller, but specifically excluding any Billed Reimbursable Expenses or Unbilled Reimbursable Expenses.

            Acquired Working Capital. The sum of all deposits and prepaid expenses of Seller as of the Closing and the pro rata portion of any payments made by Seller as of the Closing with respect to the GE Notes, other than prepaid insurance premiums, prepaid taxes and deposits on capital expenditures and subject to Section 1.5.

            Affiliate. As set forth in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934, as amended.

            Agreement. This Asset Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

            Assumed Contracts. (i) Contracts listed on Schedule 2.2 hereto as may be supplemented pursuant to Section 5.16, (ii) such Contracts entered into by Seller after the date hereof in the Ordinary Course of Business as Purchaser expressly agrees to assume and (iii) all Contracts entered into by Seller after the date hereof in the Ordinary Course of Business and individually in an amount not in excess of $10,000.00; provided, however, Seller shall have the right to enter into Contracts (and Purchaser shall be deemed to assume such Contracts subject to the immediately following sentence) after the date hereof in the Ordinary Course of Business and individually in an amount in excess of $10,000.00 if Purchaser does not object to Seller's entering into such Contracts within three Business Days following Purchaser's receipt from Seller of the written notification of Seller's intention to enter into such Contracts. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that Purchaser will assume Contracts entered into by Seller after the date hereof and all purchase orders only to the extent that the delivery of services, products or other items pursuant to such Contracts or purchase orders is made to Purchaser after the Closing Date.

            Assumed Liabilities. As defined in Section 1.3.

            Assumption Agreement. As defined in Section 1.2.

            Authority. Any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

            Billed Reimbursable Expenses. As of the Closing Date, the sum of all expenses (as calculated in accordance with past practices consistently applied) of Seller theretofore invoiced by Seller to Schering for which Schering is obligated to reimburse Seller pursuant to the Schering Agreement.

            Business. As defined in the Recitals hereto.

            Business Day. Any day other than a Saturday, Sunday or a day on which banks in New York are not open for business.


            CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., as amended.

            Closing. The actual sale, conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser.


            Closing Date. The date which is the later of: (a) thirty (30) days following the execution of this Agreement or (b) three (3) Business Days following the date on which all closing conditions have been satisfied or waived, or such other date as Seller and Purchaser may mutually agree in writing, and upon which the Closing shall occur.

            Code. Internal Revenue Code of 1986, as it may be amended from time to time.


            Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of Seller relating to the Business or Purchased Assets, including, without limitation, all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

            Disclosing Party. As defined in Section 5.10.

            Disputed Items Notice. As defined in Section 8.5.

            Employees. As defined in Section 5.12.

            Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Seller or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for employees of Seller or any current or former ERISA Affiliates, and any bonus or other incentive compensation, deferred compensation, salary continuation, sick or disability pay, severance, stock award, stock option, stock purchase, tuition assistance, vacation, vacation pay or other benefit plan or arrangement, and each employment, termination or other compensation arrangement or agreement, in each case with respect to current or former employees or consultants of or to Seller or any ERISA Affiliate, and under which Seller or any ERISA Affiliate could reasonably be expected to have any liability.

            Employment Agreement. As defined in Section 6.1.

            Environmental Claims. As defined in Section 3.22.

            Environmental Laws. As defined in Section 3.22.

            Environmental Reports. As defined in Section 1.3.

            Equipment and Improvements. All facilities and structures, buildings, installations, fixtures, improvements, betterments, additions, spare parts, stores, supplies, fuel and lubes, machinery, equipment, cranes, forklifts, platforms, vehicles, trucks, chassis, generators, containers, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description, which are owned or leased by Seller, or are utilized in connection with Seller's operation other than such assets located at 300 International Drive, Williamsville, New York.

            ERISA. The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

            ERISA Affiliate. Any corporation, partnership or trade or business which is a member of a group that includes Seller and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

            Escrow Agent. As defined in Section 1.2.

            Escrow Agreement. As defined in Section 10.13.

            Escrow Amount. As defined in Section 1.2(a).

            Estimated Purchase Price Certificate. As defined in Section 5.7.

            Excluded Liabilities. As defined in Section 1.3.

            FDA. The Federal Food and Drug Administration.

            Final Purchase Price. Forty-Four Million Dollars ($44,000,000) subject to adjustment as provided for in Section 1.2(a) as determined in accordance with Section 8.5.

            Final Purchase Price Certificate. As defined in Section 8.5.

            Financial Statements. The financial statements of Seller for the fiscal years ended on September 30, 1999, 2000, and 2001, together with the notes thereto, which are included in the consolidated financial statements of FEI Enterprises, Ltd., in the case of the fiscal years ended on September 30, 1999 and 2000, and in the consolidated financial statements of FEI Shares, Inc., in the case of the fiscal year ended September 30, 2001, each audited by Ernst & Young LLP, independent certified public accountants, and accompanied by the opinion of such accountants relating to such statements.

            Food and Drug Laws. The Federal Food, Drug, and Cosmetic Act of 1938, as amended, and all similar state, local, and foreign laws or ordinances.

            GAAP. Generally accepted accounting principles.

            Galen Agreement. The Subsublease Agreement dated January 7, 1996 between Seller and Galen Advisors L.L.C.


            Hazardous Substance. As defined in Section 3.22.

            Indemnified Party. As defined in Section 10.7.

            Indemnifying Party. As defined in Section 10.7.

            Indemnity Basket. As defined in Section 10.3.


            Indemnity Cap. As defined in Section 10.3.


            Inventories. All of Seller's raw materials, packaging, service parts, supplies, work-in-process and finished goods and any and all other inventories of Seller, plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory consumed, sold or otherwise disposed of in the Ordinary Course of Business by Seller on or before the Closing Date.

            IRS. Internal Revenue Service.


            Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

            Leased Real Property. The parcels of land more fully described on
Schedule 3.6 under the heading "Leased Real Property," together with all rights and privileges under such leases (hereinafter referred to collectively as the "Real Property Leases") to the real property subject to such leases.

            Legal Provisions. As defined in Section 3.1.

            Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

            Milestone Payments. As provided for in Article 6.2.1 of the Schering Agreement.

            Mitsubishi-Tokyo Agreement. The Material Transfer Agreement dated as of November 20, 2000 by and between Mitsubishi-Tokyo Pharmaceuticals, Inc. and Seller.

            Most Recent Balance Sheet. The balance sheet of Seller dated December 31, 2001.

            Most Recent Balance Sheet Date. December 31, 2001.

            Multiemployer Plan. A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

            Non-Competition Agreement. As defined in Section 6.1.


            Nonconsenting Third Party. As defined in Section 5.17.


            Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

            Ordinary Course of Business. The ordinary course of business of Seller, in accordance with past custom and practice (including, without limitation, with respect to quantity and frequency).

            PBGC. The Pension Benefit Guaranty Corporation.

            Pending Claims. As defined in Section 10.13.

            Pension Plan. At any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is maintained either: (i) by Seller or any ERISA Affiliate or (ii) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and, with respect to either (i) or (ii), Seller or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions.

            Permits. As defined in Section 3.26.

            Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Authority or other entity of any kind.

            Population. Population Council, Inc., a New York not-for-profit corporation.

            Population Council Agreement. The Joint Development and Supply Agreement dated as of October 31, 1994 among The Population Council, Inc., FEI Enterprises, Ltd., FEI Products, Inc. and FEI Technologies, Inc. (n/k/a Enhance Pharmaceuticals, Inc.)

            Purchase Price. As defined in Section 1.2.

            Purchased Assets. The Business and all assets, rights and properties owned by Seller on the Closing Date, whether or not carried and reflected on the books of Seller (excluding the Retained Assets), including, but not limited to, the following:

            (a) all Accounts Receivable;

            (b) all Unbilled Reimbursable Expenses;

            (c) all deposits (including, without limitation, deposits on capital expenditures) and prepaid expenses, other than prepaid insurance premiums and prepaid taxes;

            (d) the Inventories;

            (e) the Equipment and Improvements;

            (f) the Real Property Leases;

            (g) the Assumed Contracts;

            (h) all of the following intellectual property: all trade names (including the name "Enhance" and any similar names used by Seller), trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; all copyrights, copyright registrations, copyright applications; all patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); all licenses with respect to any of the foregoing; all trade secrets, proprietary manufacturing information and know-how; all inventions, inventors' notes, drawings and designs; and, all customer and vendor lists and the goodwill associated with any of the foregoing;

            (i) any Permits and licenses of Seller to the extent any of the same are transferable or assignable to Purchaser;

            (j) choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, in each case only to the extent related to the Purchased Assets or the Assumed Liabilities;

            (k) all of Seller's files, papers, documents and records relating to the Business, and all other miscellaneous assets of Seller relating to the Business wherever located, including, without limitation, credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, formulae, manufacturing data, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, production records, employment records and any other information reduced to writing relating to the Business of Seller; and

            (l) the Business of Seller as a going concern.

Anything to the contrary notwithstanding, neither the term "Purchased Assets" nor any of the defined asset groups nominally comprising "Purchased Assets" shall include any asset specifically referred to in Section 1.4 above; provided, however, that for purposes of this Agreement, the term "Purchased Assets" shall mean all of the goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Seller, which are used in, or which were acquired in connection with, the operation of the Business, excepting only the Retained Assets and any of the above which relate exclusively to the Retained Assets.

            Purchaser. As defined in the heading hereto.


            Purchaser Losses. As defined in Section 10.2.


            Real Property. The Leased Real Property.


            Real Property Leases. As defined in the definition of Leased Real Property.


            Release. As defined in Section 3.22.


            Resolved Claims. As defined in Section 10.13.


            Retained Assets. As defined in Section 1.4.


            Schering. Schering Aktiengesellschaft, a German corporation.


            Schering Agreement. The Product Development and Product License Agreement between Seller and Schering dated as of June 5, 2001.


            Seller. As defined in the heading hereto.

            Seller Parties. As defined in Section 5.9.

            Subsidiary. A Subsidiary of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the power to direct the policies, management and affairs thereof.

            Tail Insurance. As defined in Section 6.1.

              Taxes.  As defined in Section 3.24.

              Third-Party Claim.  As defined in Section 10.7.

              Third-Party Notice.  As defined in Section 10.7.

              Time Covenant.  As defined in Section 5.9.

            Unbilled Reimbursable Expenses. As of the Closing Date, the sum of all expenses (as calculated in accordance with past practices consistently applied) of Seller not then invoiced by Seller to Schering for which Schering is obligated to reimburse Seller pursuant to the Schering Agreement.

            Uncontested Claims. As defined in Section 10.13.

      2.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller represents and warrants to Purchaser (which representations and warranties shall survive the Closing (subject to Section 10.1) regardless of any examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

      3.1   Status of Seller; Enforceability; Conflicts; Consents.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to possess any such franchise, license, permit, authorization or approval would not have a material adverse effect on Seller or the Business. Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a material adverse effect on Seller or the Business. Seller has no Subsidiaries.

            (b) Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized and approved by all necessary action on the part of Seller.

            (c) This Agreement is binding upon, and enforceable against, Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

            (d) Except as set forth on Schedule 3.1, neither the execution or delivery of this Agreement by Seller nor the performance by Seller of its obligations under this Agreement will (assuming the receipt of all consents and approvals referred to in Section 3.25), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Seller is a party or is bound or any judgment, order or decree, statute, law, ordinance, rule or regulation applicable to Seller or the property or assets of Seller (including, without limitation, the Purchased Assets) or the certificate of incorporation or by-laws of Seller, or any applicable Law or Order (collectively, "Legal Provisions"), except for conflicts, breaches or defaults which would not have a material adverse effect on Seller or the Business.

            (e) No consent, approval, license, Permit, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Seller in connection with (i) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (ii) the conduct by Seller of its business following the Closing as conducted on the date hereof other than (A) the consents and approvals referred to in Section 3.25, (B) those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the transactions contemplated hereby, and (C) such other consents or approvals the failure of which to obtain would not have a material adverse effect on Purchaser or the ability of any party to consummate the transactions contemplated hereby.

            (f) Seller has delivered to Purchaser true and complete copies of its certificate of incorporation and by-laws, as amended to date.

      3.2   Ownership of Seller.

            (a) The sole shareholders of Seller are the Persons set forth on
Schedule 3.2 and each such shareholder is the registered and beneficial owner of the number of shares set forth opposite such Person's name free and clear of all Liens of any nature whatsoever; and each such shareholder has the sole right to vote and to sell the shares owned by such shareholder.

            (b) There are no outstanding warrants, options, agreements, convertible or exchangeable securities, phantom stock or other commitments pursuant to which Seller is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Seller and no equity securities of Seller are reserved for issuance for any purpose.

      3.3 Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied during the periods covered thereby, fairly present in all material respects the financial condition and the results of operations for the periods covered thereby, and are in accordance with the books and records of Seller. Seller has provided Purchaser with the Financial Statements and the Most Recent Balance Sheet.

      3.4 Undisclosed Liabilities. On the Most Recent Balance Sheet Date, Seller had no debts, liabilities, Liens, claims, encumbrances or other obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP consistently applied in accordance with the prior Financial Statements of Seller, which were not disclosed, reflected or reserved against on the Financial Statements or the Most Recent Balance Sheet; and, except for liabilities which have been incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business, since the Most Recent Balance Sheet Date Seller has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected on the Most Recent Balance Sheet prepared in accordance with GAAP consistently applied in accordance with the Financial Statements.

      3.5 Title to Properties. Except as set forth on Schedule 3.5, Seller has good and marketable title to all of the assets and properties reflected on the Most Recent Balance Sheet or used in the Business constituting Purchased Assets free and clear of all Liens of any nature.

      3.6 Real Property.

            (a) Schedule 3.6 contains accurate descriptions of each parcel of Real Property leased or occupied under Permit by Seller. No other Real Property is used in the Business or occupied by Seller. The Seller owns no real property. All of the Real Property Leases are valid and in full force and effect, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases, and to the knowledge of Seller, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by any other party under any of the Real Property Leases.

            (b) All the buildings, fixtures and leasehold improvements used by Seller in the Business are located on the Real Property and, to Seller's knowledge, none of such buildings, fixtures or improvements encroach on any adjoining property owned by others or public rights of way. Each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. There are no restrictions on entrance to or exit from the Real

Property to adjacent public streets and, to Seller's knowledge, no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

            (c) Seller has good and marketable leasehold interests in the Leased Real Property, free and clear of all Liens, except for Liens for taxes not yet due and payable and any Liens on the underlying fee interest in the Leased Real Property. Subject to the Real Property Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property without any material complaint or objection by any Person.

      3.7 Equipment and Improvements. The Equipment and Improvements located on the Real Property are in compliance with all applicable Laws and Orders, and are in reasonable and serviceable condition and repair, normal wear and tear excepted, except for any such non-compliance which would not have a material adverse effect on Seller or the Business. Neither the Real Property nor the use or occupancy thereof by Seller violates in any way any applicable Laws, Orders, Permits, covenants, conditions and restrictions, whether federal, state, local or, to Seller's knowledge, private, except for any such violation which would not have a material adverse effect on Seller or the Business.

      3.8 No Commitments. There are no outstanding, defaulted or unsatisfied contracts, commitments, agreements or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Authorities which could reasonably be expected to impose any obligation, liability or condition on Seller or, to the knowledge of Seller, the owner of any Leased Real Property to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

      3.9 Continued Use of Real Property. There are no claims, governmental investigations, litigation or proceedings which are pending against Seller, or, to the knowledge of Seller, threatened against Seller, or, to the knowledge of Seller, pending or threatened against the owner of any Leased Real Property which could reasonably be expected to affect the continued use of the Real Property in substantially the same manner as presently used by Seller.

      3.10 Real Estate and Personal Property Taxes; Assessments.

            (a) All obligations of Seller with respect to real estate taxes and personal property taxes and assessments which may be due and payable with respect to the Purchased Assets have been paid.

            (b) Seller has not received any notice of any special tax assessment affecting any property owned or leased by it, and, to Seller's knowledge, no such assessments are pending or threatened.

      3.11 Inventory. Seller owns no Inventory.

      3.12 Accounts Receivable. The Accounts Receivable reflected on the Most Recent Balance Sheet: (a) were acquired by Seller in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of Seller to make such Accounts Receivable payable by the account debtors; (b) except as reserved against on the Most Recent Balance Sheet, are not subject to any claim, counterclaim, set-off or deduction and are fully collectible at the face amounts thereof; (c) represent valid obligations owing to Seller by account debtors that are not Affiliates of Seller, which are enforceable in accordance with their respective terms; and (d) are owned by Seller free and clear of all Liens.

      3.13 Contracts. (a) Schedule 3.13 to this Agreement contains a complete list of all material Contracts (including, without limitation, all Assumed Contracts) entered into or agreed to by Seller or by which Seller is currently bound and true and complete copies of such written Contracts have been provided to Purchaser or its counsel. Identified with an asterisk on Schedule 3.13 are those Contracts which contain a prohibition on assignment. All such Contracts are valid and binding upon Seller, and to Seller's knowledge, the other parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There is no default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of such Contracts, and to the knowledge of Seller, there is no default or event that with notice or lapse of time, or both, would constitute a default by any other party under any of such Contracts. Seller has not received notice that any party to any of such Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements. True, correct and complete copies (or, if oral, written summaries) of each Contract have been delivered to Purchaser, except for purchase orders a complete and accurate list of which is set forth on Schedule 3.13.

            (b) The Assumed Contracts are adequate and appropriate for the continued conduct of the Business as conducted in the Ordinary Course of Business since January 1, 2001. The purchase commitments and other agreements for the provision of raw materials for use in the manufacture of Business products to be assumed by Purchaser will provide Purchaser with a supply of each raw material necessary in such manufacture which is not materially excessive or materially inadequate for the continued manufacture of such products in the Ordinary Course of Business in the quantities in which they have been produced since January 1, 2001.

      3.14 Equity Interests. Seller does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity.

      3.15 Intellectual Property. Schedule 3.15 contains a true and complete list and brief description of all patents, trademarks, service marks, trade names, and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, if any, owned by Seller or in which Seller has any rights or licenses. No other patents, trademarks, trade names, service marks or copyrights are reasonably necessary for the conduct of the Business in substantially the same manner as presently operated by Seller. To Seller's knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name, copyright or patent. Seller has not received any notice from any Person alleging Seller is infringing upon, and, to Seller's knowledge, Seller has not infringed and is not now infringing on, any trademark, service mark, trade name, copyright or patent belonging to any other Person. Schedule 3.15 also contains a true and complete list of all agreements between each employee of Seller and Seller relating to confidential information of

Seller, including but not limited to patents, trademarks, service marks, trade names, and copyrights, and the ownership of any intellectual property developed by such employee under the scope of his employment.

      3.16 Required Assets; Sufficiency of Assets. There are no significant assets used or required by Seller in the conduct of the Business as presently conducted by Seller that are not either owned by it or licensed or leased to it and, in each case conveyed to Purchaser under this Agreement other than insurance, working capital and those assets required to provide accounting services for the Business. The Purchased Assets constitute all of the assets, goodwill, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, necessary to conduct the Business in substantially the same manner as presently conducted by Seller other than insurance, working capital and those assets required to provide accounting services for the Business.

      3.17 Suppliers. Schedule 3.17 sets forth the lists of all suppliers whose supplies to Seller and the Business as presently conducted exceeded $25,000 during the most recent calendar year of Seller through and including February 28, 2002. During the period from January 1, 2001 through the date hereof, none of such suppliers has canceled or substantially modified its agreement or commitment with Seller to supply products or services (or threatened in writing to do any of the foregoing). To the knowledge of Seller, the relationship of Seller with each of such suppliers of Seller is a good commercial working relationship. Seller has no knowledge that any such supplier intends to cancel or otherwise substantially modify its relationship with Seller or limit materially its services, supplies or materials to Seller either as a result of the transactions contemplated hereby or otherwise, or has any pending or threatened controversy with any Authority with respect to its relationship with Seller, except for such controversy that would not have a material adverse effect on Seller.

      3.18 Personnel Identification and Compensation. Schedule 3.18 contains a true and complete list of the names, titles and compensation of all current officers, directors and employees of Seller whose compensation from Seller exceeded $40,000.00 during the most recent calendar year of Seller.

      3.19 Existing Employment Related Contracts. Schedule 3.19 contains a list of all written and oral (with a short description thereof) arrangements or contracts relating to employment, compensation, bonuses, severance, pension and other related issues and collective bargaining agreements to which Seller is a party or by which Seller is bound. All these contracts and arrangements are in full force and effect, and neither Seller nor, to Seller's knowledge, any other Person is in default under any such contract or arrangement. There have been no claims of default and there are no facts or conditions which, with the passage of time or upon notice, will result in a default by Seller, or to the knowledge of Seller, any other Person, under these contracts or arrangements. There is no pending or, to Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting Seller or the Business.

      3.20 Compliance with Laws. Except as set forth in Schedule 3.21 and subject to the provisions of Sections 3.22, 3.26, 3.27 and 3.30, Seller, all of the products manufactured, tested, and/or distributed by the Seller, and the Purchased Assets have complied with all, and are not in violation of any, applicable Laws, Permits and Orders (including, without limitation, any applicable building, zoning, environmental protection, water use, Food and Drug Laws and related regulations, occupational health and safety, employment, disability rights or food service facilities law, ordinance, or regulation) affecting Seller's properties, the operation of the Business, or the Purchased Assets, except for any such non-compliance or violation which would not have a material adverse effect on Seller or the Business. No material capital expenditures are required for compliance with Laws by Seller in order to conduct the Business as presently conducted by Seller.

      3.21 Litigation. Except as set forth in Schedule 3.21, there are no suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations, pending or, to Seller's knowledge, threatened, against or, to Seller's knowledge, affecting Seller or the Business, involving $25,000.00 or more in dispute or, if determined adversely to Seller, could result in the expenditure or recovery of $25,000.00 or more by Seller in connection therewith. None of the matters set forth in Schedule 3.21, if decided adversely to Seller would result in a material adverse change, taken individually or in the aggregate, to the Business or Seller. Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

      3.22  Environmental.

            (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) The term "Environmental Law(s)" means each and every Law, Order, Permit, or similar requirement of each and every Authority and common law, pertaining to (A) the protection of human health, safety, the environment, natural resources and wildlife or (B) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (C) pollution, including without limitation, as amended, CERCLA, the Solid Waste Disposal Act, 42 U.S.C.Section 6901 et seq., the Clean Air Act, 42 U.S.C.Section 7401 et seq. and the Federal Water Pollution Control Act, 33 U.S.C.Section 1251, et seq.

                  (ii) The term "Hazardous Substance" means any substance which is (A) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (B) a petroleum hydrocarbon, including crude oil or any fraction thereof, (C) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (D) regulated pursuant to any Environmental Laws.

                  (iii) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

            (b) Compliance with Environmental Laws. Seller, the use by Seller of the Real Property, and the Business have been and are in compliance in all material respects with all applicable Environmental Laws, and there has been and is no liability against Seller under any applicable Environmental Laws. The use by Seller of any real property formerly owned or leased by Seller or otherwise related to the Business was in compliance in all material respects with all applicable Environmental Laws during Seller's period of ownership or operation. Seller has no knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Real Property, the Business or any formerly owned or operated real property or any use or condition thereof.

            (c) No Release of Hazardous Substances. Except in accordance with applicable Environmental Laws, there has been no Release or threatened Release by Seller, or to Seller's knowledge, by any other Person of any Hazardous Substance existing on, beneath or from the surface, subsurface, ground water, sediment, rivers or other bodies of water associated with the Real Property, nor is there or has there been any Release or threatened Release by Seller, or, to the knowledge of Seller, by any other Person, of any Hazardous Substances on, beneath from or in the vicinity of the Real Property currently occurring or, to the knowledge of Seller, occurring at any time in the past.

            (d) Permits. All Permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Real Property by Seller or the Business have been obtained in a timely manner and are presently maintained in full force and effect. Schedule 3.22 contains a true and complete listing of all such Permits. The Real Property and the operations of Seller are in material compliance with all terms and conditions of such Permits. Seller has not received any notice or other communication and has no knowledge of any facts or circumstances concerning any alleged violation of any such Permits.

            (e) No Proceedings. There exists no Order, notice of violation, nor any suit, claim, proceeding, citation, directive, summons, investigation, information request or other notice pending or, to the knowledge of Seller, threatened pursuant to any Environmental Law relating to (i) Seller's ownership, lease, occupation or use of the Real Property, or any real property formerly owned, leased, occupied or used by Seller or, to Seller's knowledge, any other present or former owner, tenant, occupant or user of the Real Property, (ii) any alleged violation of, or liability under, any Environmental Law by Seller, or
(iii) to Seller's knowledge, the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, groundwater, sediment, rivers or other bodies of water associated with the Real Property, or any formerly owned, leased, occupied or used real property nor does there exist any valid basis for any such Order, suit, claim, proceeding, citation, directive, summons investigation, information request, notice of violation, or other notice (collectively, the "Environmental Claims").

            (f) No Tanks, Asbestos or PCB's. To Seller's knowledge, there are and were no aboveground or underground storage tanks currently or formerly located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance. There is no asbestos-containing building material on the Real Property, and, to Seller's knowledge, no asbestos abatement or remediation work has been performed on the Real Property. To Seller's knowledge, there is no PCB-containing equipment or PCB-containing material located on the Real Property.

            (g) Documents. Seller has provided Purchaser with all environmental assessment reports in its possession with respect to the Leased Real Property and with copies of all Permits required to conduct the Business as presently conducted by Seller.

      3.23  Employee Benefit Plans.

            (a) Schedule 3.23 contains a true and complete list of all Employee Benefit Plans. There are no Multiemployer Plans. -------------

            (b) All obligations of any nature under any Employee Benefit Plan will constitute a Retained Liability, and Purchaser shall have no obligation or duty with respect thereto.

      3.24  Tax Matters.

            (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign; provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.24, Seller shall be deemed to include any predecessor to Seller, or any Person from which Seller incurs a liability for Taxes as a result of transferee liability, joint and several liability, or otherwise.

            (b) Seller has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the Closing Date. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing Liens for Taxes upon any of the Purchased Assets. Seller has provided to Purchaser copies of all federal, state and foreign tax returns filed by Seller for the past three (3) years. All applicable sales and transfer taxes with respect to the Purchased Assets, to the extent due, were paid when the Purchased Assets were acquired by Seller.

            (c) Seller has: (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums required to be remitted to proper Authorities; and (iii) filed all federal, state, local and foreign returns and reports with respect to withholding taxes, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

            (d) None of the Purchased Assets is tax exempt use property under Code Section 168(h). None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

            (e) No portion of the cost of any Purchased Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

            (f) Seller has no (and has not previously had any) permanent establishment in any foreign country and Seller does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

            (g) Seller is not a foreign person within the meaning of Code
Section 1445. Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price.

            (h) Seller is not a partner in a partnership or joint venture that could be treated as a partnership for federal income tax purposes.

            (i) Except for consolidated group which includes or has included FEI Enterprises, Ltd., FEI Shares, Inc., FEI Products, Inc. and Seller, Seller has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

            (j) The tax returns of Seller have not been audited for any tax period ending after September 30, 1995 and there are no current proceedings by or discussions with any Authority relating to any Taxes.

            (k) Seller has not consented to the application of Code section 341(f).

      3.25 Consents. Except as disclosed on Schedule 3.25, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder other than consents which have been obtained and disclosed on Schedule 3.25.

      3.26 Licenses and Permits. Subject to the provisions of Section 3.22 and
Section 3.30, Schedule 3.26 lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for Seller to own and/or operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to building, safety, Environmental Laws, Food and Drug Laws, fire and health (collectively, the "Permits"), other than any such qualification, registration, filing, privilege, franchise, immunity, license, permit, authorization and approval of Authority where the failure of Seller to so possess such qualification, registration, filing, privilege, franchise, immunity, license, permit, authorization and approval of Authority would not have a material adverse effect on Seller or the Business. Except as set forth in
Schedule 3.26, each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

      3.27 Occupational Safety and Health. Except as set forth on Schedule 3.27, Seller has not received any notice, citation, claim, assessment or proposed assessment as to, or alleging, any violation of any federal, state or local occupational safety and health laws by it, nor has Seller, to Seller's knowledge, been subject to any investigation relating to the Business by any federal, state or local occupational safety and health agency within the three
(3) years preceding the date hereof, and no such violation exists, other than any such violation which would not have a material adverse effect on Seller or the Business. Seller is not a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

      3.28 Insurance. Schedule 3.28 contains a list of the insurance policies, other than those related to employee benefits, that Seller currently maintains with respect to the Business and its assets and properties and employees as of the date hereof, each of which is in full force and effect and a complete and correct copy of each has been delivered to Purchaser. All insurance premiums currently due with respect to such policies have been paid and Seller is not otherwise in default with respect to any such policy, nor has Seller failed to give any notice or present any claim under any such policy in a due and timely manner. Seller has not received notice of cancellation or non-renewal of any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which Seller is a party. All obligations and claims of any nature pertaining to insurance policies, including Employment Practices Liability, Fiduciary and Directors' and Officers' Liability, relating to actions prior to the Closing Date, will constitute a retained liability of Seller, and Purchaser shall have no obligation or duty with respect thereto.

      3.29 Certain Transactions. All purchases and sales or other transactions, if any, between Seller, on the one hand, and any officer, director or employee thereof or Affiliate thereof, on the other hand, within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that, from the perspective of Seller, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Except as set forth on
Schedule 3.29, neither any officer, director nor employee of Seller, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by Seller.

      3.30  Regulatory Compliance.

            (a) Seller has not received any major adverse written notice within the past two years from the FDA or any other Authority (i) regarding the approvability or approval of a Permit concerning, or the labeling of, any products of Seller or (ii) alleging any violation of any Legal Provision by Seller which, in the case of either clause (i) or (ii), individually or in the aggregate has had or would have a material adverse effect on Seller or the Purchased Assets. Schedule 3.30 sets forth (i) all of Seller's regulatory correspondence relating to the Food and Drug Laws received from the FDA or any other similar Authority over the last five years and (ii) all of the Permits issued to Seller by the FDA or any other similar Authority.

            (b) Except as described in Schedule 3.30, no Permit, permission for clinical testing, or product of Seller has been denied, placed on hold, withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar Authority, by Seller or, to the knowledge of Seller, by any licensee or customer of any product of Seller, in the United States or outside the United States (whether voluntarily or otherwise), in each case within the past five years. No proceedings in the United States or outside of the United States of which Seller has knowledge (whether completed or pending) seeking the withdrawal, suspension or seizure of any Permit, or product of Seller are pending against Seller, Seller's products, or, to the knowledge of Seller, any licensee or customer of any product of Seller, nor have any such proceedings been pending at any prior time, in each case which has had or would have a material adverse effect on Seller or the Purchased Assets.

            (c) For products that Seller is currently manufacturing, testing, or subjecting to clinical evaluation, each of Seller's applicable Permits under the Food and Drug Laws is complete, accurate, and up to date in all material respects, and the subject of each such Permit can be effectively, efficiently, and legally manufactured, tested, and clinically evaluated in material compliance with the current version of each applicable Permit.

            (d) Except for instances that have not had and would not have a material adverse effect on Seller, (i) to the knowledge of Seller, during the last five years no officer, employee or agent of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Authority to invoke with respect to Seller its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, and (ii) nor has, to the knowledge of Seller, any officer, Employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C.
Section 335a(a) or any similar Legal Provision or permitted by 21 U.S.C. Section 335a(b) or any similar Legal Provision.

            (e) Seller has not received any written notice within the past two years that the FDA or any other Authority has commenced, or overtly threatened to initiate, any action to enjoin production or clinical evaluation of any product included within the Purchased Assets.

      3.31 Conduct of Business Since Most Recent Balance Sheet Date. Except as set forth on Schedule 3.31, since the Most Recent Balance Sheet Date:

            (a) the business of Seller has been conducted only in the Ordinary Course of Business;

            (b) Seller has neither declared any dividends or distributions nor issued or redeemed any equity securities nor made any payments to any of its shareholders or any Affiliate thereof (other than compensation and expense reimbursement payments made in the Ordinary Course of Business consistent with past practices);

            (c) except for supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

            (d) Seller has not changed the terms of any receivables or cancelled any debts owed to Seller or entered into, changed, modified, cancelled or terminated any agreement or contract involving the payment by (or to) Seller of more than $25,000 in any twelve- month period other than in the Ordinary Course of Business;

            (e) Seller has not sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity;

            (f) Seller has not increased the compensation of any employee, officer, director or consultant other than in the Ordinary Course of Business consistent with past practice and has not granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

            (g) Seller has not adopted, increased, terminated, amended or otherwise modified any plan for the benefit of any employees other than in the Ordinary Course of Business consistent with past practice.

            (h) there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of Seller;

            (i) Seller has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); and

            (j) Seller has not agreed to take any of the actions described in paragraphs (b), (c), (d), (f), (g) or (i) above and Seller has not taken any other action proscribed by Section 5.1.

      3.32 Broker's or Consultant's Fees. Seller has not dealt with any broker, finder or similar consultant other than Burrill & Company and Context Capital Group in connection with any of the transactions contemplated by this Agreement and no other Person is entitled to any commission or finder's fee in connection with the sale of the Purchased Assets to Purchaser. Seller shall pay any compensation and expenses owing to Burrill & Company and Context Capital Group arising out of the transactions contemplated hereby.

      3.33 Claims Against Insiders. To the knowledge of Seller, Seller does not have any claim against, debt owing by, or cause of action against, any shareholder, officer or director of Seller.

      3.34 Disclosure. None of the representations and warranties made by Seller in this Agreement contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained in this Agreement not misleading. There is no fact known to Seller which (so far as Seller reasonably foresees) materially adversely affects, or in the future may materially adversely affect, individually or in the aggregate, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Seller or the ability of Seller to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Purchaser in writing pursuant hereto.

      3.35 No Other Representations and Warranties. Except for the representations and warranties contained in this agreement, Seller makes no other representation and warranty as to any fact or matter, and no party shall be entitled to rely upon any such other representation or warranty.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Seller to enter into and perform this Agreement, and in consideration of the covenants of Seller contained herein, Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing (subject to Section 10.1) regardless of any examinations, inspections, audits and other investigations Seller have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

      4.1 Status of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and, at or prior to the Closing, will be duly qualified to do business in each state where Seller is now qualified to do business. Purchaser has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to possess any such franchise, license, permit, authorization or approval would not have a material adverse effect on Purchaser.

      4.2 Authority of Purchaser. Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, its certificate of incorporation or by-laws or any applicable Law or Order.

      4.3 Due Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary action on the part of Purchaser.

      4.4 Enforceability. This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

      4.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

      4.6 Broker's or Consultant's Fees. Purchaser has not dealt with any broker, finder or consultant other than Banc of America Securities LLC in connection with any of the transactions contemplated by this Agreement, and no other Person is entitled to any commission or finder's fee in connection with the sale of the Purchased Assets to Purchaser. Purchaser shall pay any compensation and expenses owing to Banc of America Securities LLC arising out of the transactions contemplated hereby.

                                   ARTICLE V
                              PRE-CLOSING COVENANTS

      Seller and Purchaser covenant and agree that from the date hereof through and including the Closing Date:

      5.1 Ordinary Conduct. (a) From the date hereof to the Closing, Seller shall conduct the Business in the Ordinary Course of Business. Seller shall use all commercially reasonable efforts to preserve and protect its goodwill, rights, properties, assets and business, to keep available to itself and Purchaser the services of its employees, and to preserve and protect its relationships with its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it. In addition, from the date hereof to the Closing, Seller shall not do any of the following without the prior written consent of Purchaser, such consent not to be unreasonably withheld or unreasonably delayed:

            (i) fail to continue to conduct the Business of Seller in conformity with the representations and warranties set forth in Section 3.31;

            (ii) amend its certificate of incorporation or by-laws;

            (iii) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, or increase (other than increases resulting from the calculation of reserves in the Ordinary Course of Business), or experience any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (iv) permit, allow or suffer any of its assets, including, without limitation, the Purchased Assets, to be subjected to any mortgage, pledge, Lien, encumbrance, restriction or charge of any kind which is not disclosed in this Agreement;

            (v) pay, discharge or satisfy any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than the payment when due in the Ordinary Course of Business of liabilities and obligations reflected or reserved against in the Most Recent Balance Sheet or incurred in the Ordinary Course of Business since the date thereof;

            (vi) pay, lend or advance any amount to, or sell, transfer or lease any of the Purchased Assets to, or enter into any agreement or arrangement with, any of the officers, directors or equity owners of Seller or any of its Affiliates;

            (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than Inventory or other assets acquired in the Ordinary Course of Business);

            (viii) enter into any Contract, except for Contracts entered into in the Ordinary Course of Business and individually in an amount not in excess of $10,000.00 (other than any confidentiality, non-disclosure, non-competition or similar Contract); provided, however, that Seller shall have the right to enter into Contracts in the Ordinary Course of Business and individually in an amount in excess of $10,000.00 (other than any confidentiality, non-disclosure, non-competition or similar Contract) only if Purchaser does not object to Seller's entering into such Contracts within three Business Days following Purchaser's receipt from Seller of the written notification of Seller's intention to enter into such Contracts;

            (ix) make, or commit to make, any capital expenditures other than those set forth on Exhibit C hereto and not in excess of the amounts set forth on such Exhibit;

            (x) fail to pay any account payable when due in accordance with its terms unless contested by Seller in good faith;

            (xi) make any other material change in the Business or the operation of Seller; or

            (xii) agree, whether in writing or otherwise, to do any of the foregoing.

            (b) From the date hereof to the Closing, Seller shall not enter into any licensing or similar arrangement with respect to or affecting the Business or the Purchased Assets.

            (c) From the date hereof to the Closing, subject to the terms and conditions of this Agreement, Seller shall use its reasonable efforts (i) to preserve the Purchased Assets and the Business intact, (ii) to keep available to Purchaser the services of the employees of the Business, and (iii) to preserve the goodwill of customers and others having business relations with Seller to the extent such business relations relate to the Purchased Assets.

      5.2 Right of Inspection; Access to Books and Personnel. Seller shall and shall cause each of Seller's officers, directors, employees, auditors and agents to afford to Purchaser and Purchaser's officers, directors, employees, auditors, agents and lenders the right at any time prior to the Closing, on reasonable notice during normal business hours, access to Seller's employees, auditors, agents, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and subject to such reasonable restrictions as Seller may request to maintain the confidentiality of this Agreement and the transactions contemplated hereby and shall furnish such financial and operating data and other information with respect to Seller as Purchaser may reasonably require. Except as otherwise set forth herein, no such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller set forth herein.

      5.3 Notification of Material Events.

            (a) Seller shall promptly notify Purchaser in writing of any event following the date hereof of which Seller is or becomes aware that will or may reasonably be expected to have a material effect, including but not limited to a material adverse effect, on the condition (financial or otherwise), rights, properties, assets or prospects of Seller or the Business or the performance by Seller of its obligations under this Agreement.

            (b) Each of the parties to this Agreement shall promptly notify the other party to this Agreement of (a) the occurrence or non-occurrence of any fact or event (regardless of the time of the occurrence or non-occurrence of such fact or event) which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of any party to this Agreement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

      5.4 Supplemental Disclosures. Seller shall have the continuing obligation to supplement promptly and amend the Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Agreement. Notwithstanding the foregoing, if Purchaser elects to proceed with the Closing, Purchaser shall be deemed to have waived the right thereafter to assert any claim pursuant to Article X hereunder with respect to any matter specifically and accurately disclosed by Seller in such supplemental or amended disclosure.

      5.5 Exclusivity. Until the earlier to occur of (i) the termination of this Agreement in accordance with Article XI or (ii) the Closing, (a) Seller shall not, and shall not permit or authorize, as the case may be, any of Seller's Affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or substantially all of the assets or any business combination or change in control of Seller or the Business, and (b) Seller shall deal exclusively with Purchaser with respect to the sale of the Purchased Assets or the Business or assets and properties of Seller.

      5.6 Publicity. Seller and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by Law or the rules or regulations of any Authority, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

      5.7 Preparation of Pre-Closing Estimated Purchase Price Certificate. At least two (2) Business Days prior to the Closing, Seller shall furnish to Purchaser a certificate setting forth Seller's estimated calculation of the Final Purchase Price (the "Estimated Purchase Price Certificate"), such calculations to include an itemization of the components of the Acquired Working Capital and Unbilled Reimbursable Expenses as of the Closing Date and a list of those Contracts entered into since the date hereof and which Seller requests Purchaser to assume in each case to be satisfactory to Purchaser.

      5.8 Power of Attorney; Right of Endorsement, Etc. Effective as of the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser or the name of Seller, on behalf of and for the benefit of Purchaser, (a) to collect all Purchased Assets, (b) to endorse, without recourse, checks, notes and other instruments attributable to the Purchased Assets, (c) to defend and compromise all actions, suits or proceedings with respect to any of the Purchased Assets (subject to Section 10.7) and (d) to do all such reasonable acts and things with respect to the Purchased Assets as Purchaser may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller directly or indirectly by the dissolution of Seller or in any other manner. Purchaser shall retain for its own account any amounts lawfully collected pursuant to the foregoing powers and Seller shall promptly pay to Purchaser any amounts received by Seller after the Closing with respect to the Purchased Assets.

      5.9 Covenants Not to Compete, Solicit or Disparage.

            (a) For the period of three years after the Closing Date (the "Time Covenant"), Seller covenants that neither it, FEI Enterprises, Ltd. nor FEI Shares, Inc. (collectively, for purposes of this Section 5.9 only, "Seller Parties") shall, either individually or as a partner, joint venturer, consultant, shareholder, member or representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or would engage, in the Business anywhere in the world, provided, however, that the foregoing shall not prohibit a Seller Party from owning up to five percent (5%) of a publicly traded company.

            (b) During the Time Covenant, each of Seller Parties shall not, directly or indirectly, whether for its own account or for the account of any Person (other than Purchaser) that is in competition with Purchaser (A) solicit, recruit, hire, engage in any activity that would cause any Person who is as of the Closing Date, or was during the 12 months prior to the Closing Date, employed by Seller to violate any agreement with Purchaser, endeavor to entice away any such Person from Purchaser, interfere with the relationship of Purchaser with such Person or induce any such Person to reject any employment offer by Purchaser or (B) solicit, entice or induce any Person who is, or was a Customer or Supplier to (i) become a Customer or Supplier of any other Person engaged in any business activity that competes with the Business, (ii) cease doing business with Purchaser or (iii) otherwise interfere with the relationship of Purchaser with any such person, team, Customer or Supplier. For purposes of this Section 5.9, a "Customer" means any Person which has been during the 12-month period prior to the Closing Date a customer, distributor or agent of Seller or shall have been contacted by Seller in the six-month period prior to the Closing for the purpose of soliciting it to become a customer, distributor or agent of Seller; and a "Supplier" means any Person which has been during the 12-month period prior to the Closing Date a supplier, vendor, manufacturer or developer of Seller for any product or service or significant component used in any product or service. Seller covenants that it will not, directly or indirectly, in any capacity whatsoever, make any statement, written or oral, or perform any other act or omission that is intended to be materially detrimental to the goodwill of the business of Seller, except as compelled by judicial or administrative process.

            (c) If, during the Time Covenant, Seller Parties subject to the aforementioned restrictions are not in compliance with such restrictions, then Purchaser shall be entitled, among other remedies, to compliance by the breaching Seller Party with the terms of such provisions for an additional number of days that equals the number of days during which such noncompliance occurred.

            (d) The parties hereby agree that all restrictions and agreements contained in this Section 5.9, including, without limitation, those relating to the Time Covenant, are necessary and fundamental to the protection of the Business and any objections or reservations to such restrictions or agreements are hereby waived. Seller Parties hereby agree that the remedy at law for any breach of this Agreement will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, the parties agree that upon any Seller Party's breach of this
Section 5.9, Purchaser shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened further breach. Nothing in this Agreement shall be deemed to limit Purchaser's remedies at law or in equity for any breach by any Seller Party of any of the provisions of this Agreement that may be pursued by or made available to Purchaser.

            (e) Each of the foregoing agreements and covenants is in addition to any other similar agreement and covenant contained in any other document entered into in connection herewith and is not intended in any way, form or fashion to limit the applicability of such other agreement or covenant.

      5.10 Post-Closing Confidentiality. From and after the Closing, Seller will, and will cause each of its Affiliates which it controls to, hold in strict confidence and not use to the detriment of Purchaser or any of its Affiliates, all information with respect to the Business and the Purchased Assets. Without limiting the generality of the foregoing, Seller agrees, covenants and acknowledges that, from and after the Closing Date, Seller will not, and will cause its Affiliates which it controls not to, disclose, give, sell, use, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas). Notwithstanding the foregoing, Seller may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law or of any national securities exchange (but subject to the following provisions of this Section 5.10), (ii) if the same currently is, or hereafter is, in the public domain through no fault of Seller, or (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential. If Seller or any of its Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.10. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, the Disclosing Party nonetheless, based on the advice of counsel, is required to disclose such information to any tribunal, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

      5.11 Performance of Contracts. With respect to each Contract, Seller shall duly perform and comply with all covenants, agreements and conditions required thereby to be performed or complied with by it prior to or on the Closing Date.

      5.12 Employees. Upon the Closing, Seller shall terminate the employment of each employee who is listed on Schedule 5.12 hereto (the "Employees"). The Purchaser shall offer employment to all the Employees on such terms as Purchaser, in its sole discretion, shall determine; provided, however, that Purchaser shall provide all such Employees who accept such employment with group health insurance immediately upon such employment.

      5.13 Allocation for Tax Purposes. The parties shall cooperate in good faith to agree on the allocation of the Purchase Price prior to the Closing and, subsequent to the Closing, shall file all federal, state and local tax returns consistent with such allocation. The parties shall complete and separately file Form 8594 with their federal income tax years for the tax year in which the Closing occurs in accordance with such allocation, and no party hereto shall have any liability to the other arising out of any challenge to such tax allocation by any federal or state taxing authority so long as the party does not take a position inconsistent with such allocation in any tax filing or administrative or judicial proceeding.

      5.14 Mitsubishi Agreement. The parties shall use their reasonable best efforts to enter into an agreement with respect to the custody and confidentiality of the results of the feasibility study developed by Seller pursuant to the Mitsubishi-Tokyo Agreement.

      5.15 Administrative Agreement. The parties shall use their reasonable best efforts to cooperate in order for Purchaser to enter into an agreement to obtain services similar to those provided pursuant to the Administrative Services Agreement.

      5.16 Assumed Contracts. If after the date hereof and prior to the Closing Date, Purchaser determines that a Contract not listed on Schedule 2.2 (other than the Administrative Services Agreement, the Mitsubishi-Tokyo Agreement, the Population Council Agreement, Seller's insurance Contracts, Seller's Contracts relating to employee benefits and the Confidential Non Disclosure Agreement, dated as November 8, 1999, between Seloc France, on one part, and Seller and Interchem Corporation, on the other part) shall constitute an Assumed Contract, Purchaser shall have the right, in its sole and absolute discretion, to assume such Contract and to treat such Contract as an Assumed Contract without any adjustment of the Purchase Price or the Final Purchase Price. Seller shall use its reasonable best efforts to obtain any necessary consent for the assignment of such Contract to Purchaser.

      5.17 The Population Council Agreement. Seller shall use its reasonable best efforts to terminate the Population Council Agreement prior to the Closing. The parties agree that, if Seller determines in its reasonable judgment that monetary compensation to Population will be required in order to obtain Population's agreement to terminate of the Population Council Agreement, Seller shall be authorized and required to offer Population an amount up to $1,000,000 to compensate Population for its agreement to terminate the Population Council Agreement. In addition, if Seller determines in its reasonable judgment that it is necessary in order to obtain Population's agreement to terminate of the Population Council Agreement, Seller shall be authorized to offer Population in consideration of the termination of the Population Council Agreement a non-exclusive royalty-free license to Seller's intellectual property rights in the technology to be acquired by Purchaser under this Agreement, such license to be explicitly limited to uses contemplated in Section 4.2 and Section 7.1 of the Population Council Agreement and further limited to territories outside Europe, North America and South America. Purchaser shall reimburse Seller for fifty (50%) percent of any amounts paid by Seller to Population in connection with the termination of the Population Council Agreement, up to a maximum reimbursement of $500,000.

                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligation of Purchaser to purchase the Purchased Assets under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

            (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement that is qualified as to materiality shall be true, correct and complete in all respects and those that are not so qualified shall be true, correct and complete in all material respects as of the date hereof and on the Closing Date as though made on such date.

            (b) Compliance with Agreement. Seller shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

            (c) Investigation. Each of Purchaser and Purchaser's agents shall have been afforded access to Seller's books and records, officers, employees, agents, facilities and personnel, as provided in Section 5.2.

            (d) Consents. All consents, approvals, orders, authorizations, registrations, declarations, agreements and filings of any Person and Authorities set forth on Schedule 6.1(d) shall have been obtained or made by Seller in a form reasonably satisfactory to Purchaser and delivered to Purchaser and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser.

            (e) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Seller or Purchaser as of the Closing Date, which, in any such case, in the reasonable judgment of Purchaser, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Purchaser as a result of the consummation of such transactions.

            (f) No Material Adverse Change. There shall have occurred no material adverse change in or with respect to the condition (financial or otherwise), business, rights, prospects, properties or assets or supplier, customer or employee relationships of Seller or the Business since the Most Recent Balance Sheet Date.

            (g) Schedules. All amendments or supplements to the Schedules made by Seller pursuant to Section 5.4 shall be reasonably acceptable to Purchaser.

            (h) Closing Documents. Seller shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by Seller on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser.

            (i) UCC, Tax Lien and Judgment Search Results. Purchaser shall have obtained, at Seller's sole cost and expense, a report, in form and substance satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall require, and such report shall indicate no material security interests, tax liens, judgments or other Liens not previously disclosed in writing to Purchaser.

            (j) Environmental Matters. Purchaser shall have completed such environmental audits and investigations, at Purchaser's sole cost and expense, as Purchaser may require with respect to the properties and operations of Seller, and such audits and investigations shall not have uncovered any condition or conditions which could have a material adverse effect on the Business or properties of Seller.

            (k) Non-Competition. Each Person listed in Schedule 6.1(k) shall have executed and delivered to Purchaser a non-competition and non-solicitation agreement in the form of Exhibit D (the "Non-Competition Agreement").

            (l) Employment Agreement. Mr. Lance J. Bronnenkant shall have executed and delivered to Purchaser an employment agreement with Purchaser on terms and conditions substantially similar to those terms and conditions set forth in that certain offer letter of Purchaser to Mr. Lance J. Bronnenkant dated as of March 13, 2002 (the "Employment Agreement").


            (m) Additional Insurance. Seller shall have acquired and delivered to Purchaser a five year "tail" insurance policy with a minimum acceptable limit of liability equal to $5,000,000 (the "Tail Insurance").

            (n) Termination of Certain Agreements. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the termination of the Population Council Agreement and the Galen Agreement.

            (o) Intellectual Property. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the assignment to Purchaser of certain intellectual property rights of Seller.

      6.2 Procedure for Failure to Satisfy Conditions. In the event that any of the conditions precedent set forth above in Section 6.1 have not been satisfied, Purchaser shall notify Seller in writing indicating its election to (a) waive such condition precedent, (b) terminate this Agreement pursuant to Section 11.1, or (c) close the transactions contemplated by this Agreement, reserving its rights and remedies, without waiving such conditions precedent. In lieu of the foregoing, Purchaser and Seller may agree to consummate the transactions contemplated by this Agreement on such additional terms as are agreed to by Purchaser and Seller in writing. If, despite Seller's commercially reasonable best efforts, a third party that is not an Affiliate of Seller (the "Nonconsenting Third Party") refuses to grant any consent necessary for Purchaser to assume Seller's rights and obligations under a Contract listed on Schedule 6.2 hereof, Seller shall promptly notify Purchaser of its inability to obtain such consent and shall designate Purchaser as its agent for purposes of obtaining such consent. Purchaser shall reimburse Seller for any consideration that Purchaser, in its capacity as Seller's agent, obligates Seller to pay the Nonconsenting Third Party to obtain such consent. If Purchaser elects to close the transactions contemplated under this Agreement in the absence of such consent, then Purchaser shall indemnify Seller for any liability of Seller to the Nonconsenting Third Party under that Contract that arises after the Closing Date or is attributable to the period following the Closing Date or from Purchaser's decision to close in the absence of such consent.

                                  ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      7.1 Obligations to Be Satisfied on or Prior to Closing Date. The obligations of Seller to sell the Purchased Assets under this Agreement are subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of the following conditions:

            (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement that is qualified as to materiality shall be true, correct and complete in all respects and those that are not so qualified shall be true, correct and complete in all material respects as of the date hereof and on the Closing Date as though made on such date.

            (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (c) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Seller or Purchaser as of the Closing Date, which, in any such case, in the reasonable judgment of Seller, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Seller as a result of the consummation of such transactions.

            (d) Closing Documents. Purchaser shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such certificates, instruments, opinions and other documents shall be reasonably satisfactory to Seller.

            (e) Termination of the Population Council Agreement. Seller shall have obtained the termination of the Population Council Agreement.

      7.2 Procedure for Failure to Satisfy Conditions. In the event that any of the conditions precedent set forth above in Section 7.1 have not been satisfied, Seller shall notify Purchaser in writing indicating its election to (a) waive such condition precedent, (b) terminate this Agreement pursuant to Section 11.1 or (c) close the transactions contemplated by this

Agreement, reserving their rights and remedies, without waiving such condition precedent. In lieu of the foregoing, Purchaser and Seller may agree to consummate the transactions contemplated by this Agreement on such additional terms as are agreed to by Purchaser and Seller in writing.

                                  ARTICLE VIII
                                     CLOSING

      8.1 Time and Place. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Winston & Strawn, 200 Park Avenue, New York, New York 10166 or at such other time and place as Seller and Purchaser may mutually agree.

      8.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

      8.3 Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (except insofar as the conditions related to such delivery have been waived by Purchaser):

            (a) all such certificates, assignments and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser or its counsel may reasonably deem necessary or desirable to effect the transfer of the Purchased Assets to Purchaser;

            (b) the certificate of incorporation of Seller, as amended, certified as of a date not earlier than twenty (20) days prior to the Closing Date by the Secretary of State of the State of Delaware;

            (c) a certificate of the Secretary or an Assistant Secretary of Seller certifying to: (i) the by-laws, as amended, of Seller; (ii) resolutions of the board of directors of Seller authorizing and approving the execution, delivery and performance by Seller of this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement; and (iii) incumbency and signatures of the officers of Seller;

            (d) certificates of good standing, dated as of a recent date, for Seller from any state where Seller is required to be qualified to do business and bring down certificates of good standing in each of such jurisdictions dated the Closing Date;

            (e) a certificate executed by Seller dated as of the Closing Date, certifying that all representations and warranties of Seller herein contained that are qualified as to materiality were true, correct and complete in all respects when made and are true, correct and complete in all respects as of the Closing Date as if made thereon (and to the extent that any representation or warranty herein contained refers to "the date hereof," such date shall be deemed to be the Closing Date) and those not so qualified were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the

Closing Date as if made thereon (and to the extent that any representation or warranty herein contained refers to "the date hereof," such date shall be deemed to be the Closing Date), and that Seller has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

            (f) an executed original of each consent required to be obtained pursuant to Section 6.1(d);

            (g) all amendments or supplements to the schedules made by Seller pursuant to Section 5.4;

            (h) the Non-Competition Agreements;

            (i) the Employment Agreement;

            (j) the Tail Insurance;

            (k) a certificate executed by the Chief Executive Officer of Seller certifying that Seller has not received, or, if received, the amount of, the Milestone Payments;

            (l) an instrument or document evidencing the termination of the Population Council Agreement; and

            (m) such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Seller to Purchaser.

      The foregoing shall not be construed to require Seller to use other than commercially reasonable best efforts to deliver or cause to be delivered the documents and instruments set forth in Section 8.3(f), Section 8.3(h), Section 8.3(i), Section 8.3(j) and Section 8.3(l); provided, however, that notwithstanding the foregoing, the obligations of Purchaser to purchase the Purchased Assets is subject to the delivery of each of the documents and instruments set forth in this Section 8.3.

      8.4 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (except insofar as the conditions related to such delivery have been waived by Seller):

            (a) the cash portion of the Purchase Price in accordance with
Section 1.2(a);

            (b) a certificate executed by an officer of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained that are qualified as to materiality were true, correct and complete in all respects when made and are true, correct and complete in all respects as of the Closing Date as if made thereon and those not so qualified were true, correct and complete in all material respects when made and are true, correct and complete in all material respect as of the Closing Date as if made thereon, and that Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

            (c) the Non-Competition Agreements;

            (d) the Employment Agreement; and

            (e) such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Seller.

      The foregoing shall not be construed to require Purchaser to use other than commercially reasonable best efforts to deliver or cause to be delivered the documents and instruments set forth in Section 8.4(c) and Section 8.4(d); provided, however, that notwithstanding the foregoing, the obligations of Seller to sell the Purchased Assets are subject to the delivery of each of the documents and instruments set forth in this Section 8.4.

      8.5 Determination of Final Purchase Price.

            (a) Within 75 days after the Closing Date, Purchaser shall deliver to Seller a certificate (the "Final Purchase Price Certificate"), executed by Purchaser setting forth the calculation of the Final Purchase Price, including Acquired Working Capital and the Unbilled Reimbursable Expenses.

            (b) If Seller delivers written notice (the "Disputed Items Notice") to Purchaser within 15 days after receipt by Seller of the Final Purchase Price Certificate, stating that Seller objects to any items on the Final Purchase Price Certificate, specifying the basis for such objection and setting forth Seller's proposed modification to the Final Purchase Price, Seller and Purchaser shall attempt to resolve and finally determine and agree upon the Final Purchase Price as promptly as practicable.

            (c) If Seller and Purchaser are unable to agree upon the Final Purchase Price within 15 days after delivery of the Disputed Items Notice, Seller and Purchaser will select an independent accounting firm to resolve the disputed items and make a determination of the Final Purchase Price. Such determination will be made within 30 days after such selection and will be binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by Seller and 50% by Purchaser.

            (d) If Seller does not deliver the Disputed Items Notice to Purchaser within 15 days after receipt by Seller of the Final Purchase Price Certificate, the Final Purchase Price specified in the Final Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

            (e) At such time as the Final Purchase Price is finally determined, either (i) Purchaser shall pay Seller in cash, an aggregate amount equal to the Final Purchase Price less the amount paid at Closing under Section 1.2(a) or
(ii) Seller shall pay Purchaser in cash an aggregate amount equal to the excess of the amount paid at Closing under Section 1.2(a) over the Final Purchase Price.

                                   ARTICLE IX
                                OTHER AGREEMENTS

      9.1 Further Assurances. At any time and from time to time from and after the Closing, Seller and Purchaser shall, at the request of the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Purchased Assets or for the performance by Seller or Purchaser of any of their other respective obligations under this Agreement.

      9.2 Access to Records After Closing. From and after the Closing Date, each party hereto and its representatives shall have reasonable access to inspect and copy all books and records relating to Seller or the Business that the other parties hereto or their respective Affiliates may retain after the Closing Date. Such access shall be afforded by the party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this Section 9.2 shall require Purchaser or Seller to retain any books or records longer than such books or records would otherwise have been retained in the Ordinary Course of Business but for the transactions contemplated by this Agreement; provided, however, that if the party maintaining such records shall desire to dispose of any of such books and records, such party shall, prior to such disposition, give the other party hereto a reasonable opportunity, at such other party's expense, to segregate and remove such books and records as such other party may select.

      9.3 Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Accounts Receivable and other items that are included in the Purchased Assets and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any such Accounts Receivable or other items and Seller agrees promptly to deliver to Purchaser any cash or other property received directly or indirectly by it with respect to such Account Receivables and other items, including any amounts payable as interest. If any Accounts Receivable included in the Purchased Assets shall not have been collected by Purchaser within 120 days after the Closing Date, Purchaser shall have the option so to advise Seller and to assign any or all such Accounts Receivable to Seller without recourse. Promptly after any such assignment, Seller shall pay to Purchaser an amount equal to the aggregate uncollected amount of such assigned Accounts Receivable by wire transfer to an account to be specified by Purchaser. From and after the Closing, Purchaser agrees that if it receives any payments with respect to any Billed Reimbursable Expenses, Purchaser shall promptly, and in any event within fourteen (14) days after receipt thereof by Purchaser, remit such amounts to Seller. From and after the Closing, Seller agrees that if it receives any payments with respect to any Unbilled Reimbursable Expenses, Seller shall promptly, and in any case within fourteen (14) days after receipt thereof by Seller, remit such amounts to Purchaser.

      9.4 Third Party Consents. To the extent that Seller's rights under any Assumed Contract may not be assigned without the consent of another Person which has not been obtained as of the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Purchased Assets such that Purchaser would not in effect acquire the benefit of all such rights, then, Seller, to the maximum extent permitted by law and the Purchased Assets, shall act after the Closing Date as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate with Purchaser in any other arrangement designated to provide such benefits to Purchaser.

      9.5 Milestone Payments. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Milestone Payments and to endorse with the name of Seller any checks or drafts received with respect to any such Milestone Payments, and Seller agrees promptly, but not later than fourteen (14) days after receipt thereof by Seller, to notify Purchaser of such Milestone Payments and to remit to Purchaser any cash or other property received directly or indirectly by Seller with respect to such Milestone Payments, including any amounts payable as interest.

                                   ARTICLE X
                                 INDEMNIFICATION

      10.1 Survival of Representations, Warranties and Indemnity. The representations and warranties of the parties hereto contained in Articles III and IV and the indemnification obligations contained in this Article X shall survive the Closing and expire two years following the Closing Date; provided, however, that Purchaser's indemnification obligations pursuant to Section 10.4(a)(ii) and Section 10.4(b) shall not expire and shall survive the Closing indefinitely; and provided, further, that any claims which involve fraud or intentional misrepresentation shall survive the Closing indefinitely; and provided, further, that if at the stated expiration of any indemnification obligation there shall be pending any indemnification claim by a Person pursuant to which notice has been given pursuant to Section 10.7, such Person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

      10.2 Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser, its members, officers, directors, employees and agents after the Closing Date from and against any loss, liability, obligation, Lien, damage, cost and expense (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such liability, loss or damage) ("Purchaser Losses") arising out of or resulting from:

            (a) the untruth or inaccuracy as of the date hereof or on the Closing Date of any representation or warranty of Seller contained in this Agreement or the Schedules hereto (or in any document, writing, or certificate delivered by Seller under Article VIII of this Agreement);

            (b) any Excluded Liability;

            (c) whether or not disclosed by Seller in this Agreement or on
Schedule 3.22, any obligation or liability of Seller related to any actual or alleged violation or liability arising under any Environmental Laws, including, without limitation, any Release or threatened Release of Hazardous Substances occurring prior to, or if as a result of Seller's activities, present, or if, not as a result of Seller's activities, to the extent present on, the Closing Date, and any Environmental Claims arising out of events or circumstances occurring prior to or continuing on the Closing Date;

            (d) any obligation or liability arising from claims, proceedings or causes of action arising from product warranty or product liability claims with respect to products, materials or services produced, invoiced, sold, performed or shipped by Seller on or prior to the Closing Date;

            (e) any action, suit or proceeding pending on the Closing Date, notwithstanding disclosure thereof in this Agreement or on the Most Recent Balance Sheet or any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters;

            (f) the failure by Seller to perform any of its covenants or obligations hereunder; or

            (g) the failure of Schering to fully reimburse Purchaser for any Unbilled Reimbursable Expenses.

      10.3 Limits on Indemnification by Seller. The amount of liability of Seller for the Purchaser Losses shall be subject to the following limitations:

            (a) Indemnity Basket. Except as otherwise provided in Section 10.3(c), Seller shall have no liability under Section 10.2(a), (c), (d) or (e) until the aggregate amount of all Purchaser Losses for which Seller would, but for this Section 10.3(a), be liable exceeds $250,000 (the "Indemnity Basket"), in which event Seller shall, subject to Section 10.3(b), be liable for the total amount of all Purchaser Losses to the extent such Purchaser Losses exceed $250,000.

            (b) Limit of Liability. Except as provided in Section 10.3(c), the aggregate liability of Seller under Section 10.2 (after giving effect to the application of Section 10.3(a)), shall not exceed the amount of the Escrow Account (the "Indemnity Cap").

            (c) The Indemnity Basket shall not be applicable to Purchaser Losses
(i) arising or resulting from the untruth or inaccuracy of the representations made in Sections 3.1 3.2, 3.22 or 3.24, (ii) arising or relating to any breach or violation of any agreement or covenant contained in this Agreement or other documents contemplated hereby, or (iii) arising or resulting from Seller's violation of bulk sales laws.

      10.4 Indemnification by Purchaser. (a) Purchaser shall indemnify, defend and hold harmless Seller, its directors, officers, employees and agents after the Closing Date from and against any liability, obligation, loss, Lien, cost, damage and expense (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such liability, loss or damage) arising out of or resulting from:

               (i) the untruth or inaccuracy as of the date hereof or on the Closing Date of any representation or warranty of Purchaser contained in this Agreement (or in any document, writing or certificate delivered by Purchaser under this Agreement), or the failure by Purchaser to perform any of its covenants or obligations hereunder;

               (ii) any liability of Seller assumed by Purchaser hereunder and/or pursuant to the Assumption Agreement; or

               (iii) the operation of Purchaser and conduct of Purchaser's business following the Closing, including, without limitation, any loss, liability, obligation, Lien, damage, cost or expense arising from products produced or processed by Purchaser after the Closing.

            (b) Purchaser shall indemnify, defend and hold harmless Seller Parties after the Closing Date from and against any liability, obligation, loss, Lien, cost, damage and expense (including reasonable legal fees incurred in defending or prosecuting any claim for any such liability, loss or damage) arising out of or resulting from the use or operation by Purchaser of the Purchased Assets from the Closing Date until October 25, 2005 which use or operation of the Purchased Assets directly causes any liability of the Seller Parties by reason of Seller's obligations described in Section 2 of that certain Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of October 26, 2000 by and between Seller and FEI Acquisition Corp.

      10.5 Specific Breaches. The breach of a specific representation, warranty, or agreement by Seller or Purchaser, as applicable, shall be determined independently of any other representation, warranty or agreement made by Seller or Purchaser, as applicable, whether or not, apart from such specific representation, warranty or agreement, the transactions provided for in this Agreement prove to be more favorable to Purchaser or Seller, as applicable, and whether or not the facts and circumstances covered by any one or more of the other representations, warranties or agreements made by Seller or Purchaser, as applicable, prove to be more favorable than so represented and warranted.

      10.6 Cross-indemnification for Broker's, Consultant's or Finder's Fees. Subject to the provisions of Section 3.31 and Section 4.6, Purchaser and Seller each agree to indemnify and hold harmless the other from and against any and all losses, liabilities, obligations, Liens, damages, costs and expenses of any kind or character arising from any claims for broker's, consultant's or finder's fees or commissions or other similar fees in connection with the transactions covered by this Agreement, insofar as such claims shall be based upon alleged arrangements or agreements made by such party or on its behalf, which indemnity expressly shall survive any termination of this Agreement or any Closing hereunder.

      10.7 Procedure for Indemnification.

            (a) If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature of the claim in detail and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party (a "Third-Party Claim"), the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail and the amount of the claim.

            (b) In the event that an Indemnifying Party which receives notice of an indemnification claim contests its liability for such indemnification claim, such party shall send written notice to the Indemnified Party of its dispute of indemnification within 15 days thereof. If the parties are unable to resolve such dispute of indemnification within 60 days after the date of the notice of dispute, the Indemnified Party may bring an action against the Indemnifying Party to enforce such indemnification claim.

            (c) The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand giving rise to any such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of a Third-Party Notice) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense (unless the Indemnifying Party disputes its liability for such indemnification claim and an arbitration pursuant to Section 12.12 determines that the Indemnifying Party is not liable to indemnify the Indemnified Party), but the Indemnified Party may participate in such defense at its own expense. No settlement of a Third-Party Claim defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement of a Third-Party Claim which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third-Party Claim.

      10.8 Payment. Except for Third-Party Claims being defended in good faith by the Indemnifying Party in accordance with Section 10.7, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim, unless the Indemnifying Party has contested its liability for indemnification pursuant to Section 10.7(b) in which case no payment shall be due from the Indemnifying Party unless its liability therefor is established by final nonappealable court order or judgment and fifteen (15) days have passed since the entry of such order or judgment. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to the prime as announced by Bank of America, N.A., or, if Bank of America, N.A. ceases to exist, any other major New York bank reasonably selected by the Indemnified Party.

      10.9 Limited Recourse against Seller and its shareholders. Any claims for indemnification or damages against Seller which arise after the Closing shall be satisfied solely from funds contained in the escrow provided for in Section 10.13; provided, however, there shall be no limitations and the Seller and its Affiliates shall remain liable for any claims involving fraud or willful misrepresentation.

      10.10 Reduction for Insurance and Taxes. The amount of any payment to any Indemnified Party pursuant to this Article X shall be reduced by the amount of any insurance proceeds actually received by or on behalf of the Indemnified Party in reduction of the related indemnifiable loss. An Indemnified Party which subsequently receives insurance proceeds in respect of the related indemnifiable loss shall pay to the Indemnifying Party the amount of such actually received insurance proceeds. Where any tax benefit is available to the Indemnified Party with respect to an indemnifiable event, the amount of any payment with respect to such indemnifiable loss shall be reduced dollar for dollar by the amount of such tax benefit actually received.

      10.11 Remedies Exclusive. The remedies provided in this Article X shall be the exclusive remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty, non-performance, partial or total, of any covenant or agreement contained herein or any other matter relating to the transactions contemplated hereby. Purchaser agrees to pursue all claims for Purchaser Losses solely against Seller as provided in this Agreement. Nothing contained herein, however, shall preclude a party from seeking injunctive relief or specific performance, under circumstances where such relief might be appropriate, provided that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein.

      10.12 No Consequential Damages. The Indemnifying Party shall not be liable to the Indemnified Party for consequential, enhanced, punitive or special damages or the like unless such damages are included in a Third-Party Claim and the Indemnified Party is liable to the third party claimant for such damages.

      10.13 Escrow.

            (a) As provided for in Section 1.2, on the Closing Date, the Purchaser shall pay the Escrow Amount to the Escrow Agent. The Escrow Agent shall retain, invest and disburse such funds pursuant to the escrow agreement attached as Exhibit E hereto (the "Escrow Agreement"). Any interest or earnings on such funds shall be for the account of Seller.

            (b) The Escrow Agreement shall provide that the funds retained pursuant thereto shall be applied, subject to the conditions provided for in
Article X, to pay claims for Purchaser Losses that have not been contested as provided for in Section 10.7(b) ("Uncontested Claims") and claims for Purchaser Losses that have been resolved in favor of Purchaser (to the extent so resolved) pursuant to a final nonappealable court judgment or by agreement of Seller and Purchaser ("Resolved Claims") and to secure claims for the Purchaser Losses as to which

Purchaser shall have notified Seller (pursuant to Section 10.7(a)) and the Escrow Agent and which are neither Uncontested Claims nor Resolved Claims ("Pending Claims"). Upon the expiration of two (2) years following the Closing Date, Escrow Agent shall release to Seller an amount equal to all of the funds then held in the escrow account, less the aggregate amount of the then Pending Claims and shall continue thereafter to retain funds equal to the amount of the Pending Claims until directed otherwise by agreement of Purchaser and Seller or by court order.

      10.14 Bulk Sales. Notwithstanding anything herein to the contrary, Seller will indemnify and hold harmless Purchaser and the other Purchaser Indemnities from and against any and all Losses resulting from or arising out of any noncompliance or alleged noncompliance by Purchaser or Seller with bulk sales laws.

                                   ARTICLE XI
                                   TERMINATION

      11.1 Rights to Terminate. This Agreement may be terminated at any time prior to the Closing only as follows:

            (a) by mutual written consent of Seller and Purchaser;

            (b) by Seller if Purchaser is in material breach of any representation, warranty or covenant under this Agreement (and Seller is not then in material breach of any representation, warranty or covenant);

            (c) by Purchaser if Seller is in material breach of any representation, warranty or covenant under this Agreement (and Purchaser is not then in material breach of any representation, warranty or covenant);

            (d) by Seller or by Purchaser if, at or before the Closing Date, any condition set forth herein for the benefit of Seller or Purchaser, respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived; or

            (e) by Purchaser or Seller if the Closing shall not have occurred on or before June 30, 2002.

      Each party's right of termination hereunder is in addition to any of the rights it may have hereunder.

      11.2 Effects of Termination. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release any party of any liabilities or obligations arising hereunder for any pre-termination breaches hereof or misrepresentations made herein.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

            (i)   if to Purchaser:

                  Barr Laboratories, Inc.
                  2 Quaker Road
                  P.O. Box 2900
                  Pomona, New York  10970-0519
                  Attention:  General Counsel
                  Telephone: (845) 362-1100
                  Facsimile:  (845) 353-3476

                  and

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Robert Ericson
                  Telephone: (212) 294-6730
                  Facsimile:  (212) 294-4700

            (ii)  if to Seller:

                  c/o FEI Enterprises, Ltd.
                  300 International Drive
                  Suite 100
                  Williamsville, New York 14221
                  Attention: President
                  Telephone: (716) 626-3660
                  Facsimile: (716) 626-3662
                  with a copy to:

                  Phillips, Lytle, Hitchcock, Blaine & Huber LLP
                  3400 HSBC Center
                  Buffalo, New York 14203
                  Attention: David C. Horan
                  Telephone: (716) 847-8400
                  Facsimile: (716) 852-6100

or to such other addresses as may be specified by any such Persons to the other Persons, pursuant to notice given by such Person in accordance with the provisions of this Section 12.1.

      12.2 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of the other party; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by Purchaser or is an Affiliate of Purchaser or (b) after the Closing, to any Person to whom Purchaser sells all or substantially all the Purchased Assets, provided further, that at any time Purchaser may collaterally assign its rights hereunder to any Person or Persons providing financing to Purchaser in connection with the transactions contemplated hereby.

      12.3 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Article X with respect to indemnification of indemnified parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

      12.4 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein. References in this Agreement and in the Schedules are made for convenient reference only, and all matters disclosed in any Schedule shall be deemed to be disclosed in each Schedule.

      12.5 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

      12.6 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

      12.7 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this

Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

      12.8 Counterparts. This Agreement may be executed in counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.9 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

      12.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF).

      12.11 Expenses. Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

      12.12 JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

            (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY OTHER JURISDICTION.

            (b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

            (c) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      12.13 Seller Acknowledgement. Seller acknowledges that the representations and warranties contained in this Agreement and in any document or instrument delivered to Purchaser pursuant hereto or in connection herewith shall not be deemed waived or otherwise affected by any investigation by Purchaser, its officers, directors, employees, counsel, accountants, advisors, representatives and agents.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the date first written above.

                              ENHANCE PHARMACEUTICALS, INC.


                              By: -----------------------------------

                              Title: --------------------------------



                              BARR LABORATORIES, INC.


                              By: -----------------------------------

                              Title: --------------------------------